Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated December 15, 2008
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:	INVESTOR CONTACT:
J. Brian Patsy	Joe Diaz, Robert Blum or Joe Dorame
Chief Executive Officer	Lytham Partners, LLC
(513) 794-7100	(602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC.
REPORTS THIRD QUARTER RESULTS
Cincinnati, Ohio, December 15, 2008 — Streamline Health Solutions, Inc. (Nasdaq CM: STRM) today announced the financial results for the third fiscal quarter and first nine months ended October 31, 2008.
Highlights of the quarter and the nine-month periods included:
•	Revenues increased 11% versus comparable quarter in the previous year;

•	Backlog increased by 62% versus October 31, 2007

•	Year-to-date company has won 8 total new contracts compared to 4 all of last year;

•	New contracts are primarily application-hosting services contracts which will generate increased levels of recurring revenue;

•	Cost reduction program expected to generate $800,000 in quarterly savings.
Revenues for the fiscal third quarter increased 11% to $4.4 million, compared with $3.9 million reported in the third quarter of last year. The operating profit for the quarter was $26,000 compared with $16,000 in the comparable quarter last year. Net earnings for the third quarter was $15,000, or $0.00 per basic and diluted common share, compared with net earnings of $3,000, or $0.00 per basic and diluted common share in the third quarter of last year.

During the quarter, three total contracts, including two more application-hosting services contracts were signed. One of the hosting contracts was a renewal and a major system expansion with an existing customer, and the other was a new client. Together these two hosting clients will generate future hosting fees exceeding $8.2 million and total revenue contribution of approximately $9 million.
J. Brian Patsy, Chief Executive Officer of Streamline Health, commented, “We are strategically shifting our business toward our application-hosting model with the intent of consistently increasing our base of recurring revenue in order to provide an enhanced level of predictability and visibility to our business. Year-to-date we have generated eight total new contracts, six of which are application-hosting contracts and two are license purchase transactions. We will begin to feel the recurring revenue benefit of those contracts in the next couple of quarters. I believe that all of our stakeholders — investors, customers and employees — will benefit from knowing that we will start each year, and each quarter, with a substantial base level of revenue that we expect to build upon.”
Mr. Patsy continued, “We have also taken aggressive steps to right-size the Company for the shift to a more applications-hosted model. We have reconfigured our sales force and made quarterly cost reductions of approximately $800,000 going forward. Additionally, our recent contract win at Massena Memorial Hospital in upstate New York is an important development. We believe that the opportunity to integrate our hosted solution into the MEDITECH MAGIC Health Information System of Massena Memorial is of strategic importance as we continue to expand our efforts to serve the small- to medium-sized hospital market place with affordable, hosted solutions that create value. We are pleased with the progress that was achieved during the third quarter, and throughout the fiscal year to this point.”
System sales for the quarter were $1.3 million, compared to $41,000 in the comparable quarter of last year. This increase was primarily the result of a large system sale of nearly $1 million, including software and third party component software, through one of the Company’s remarketing partners.
Services, maintenance and support revenues for the quarter were $2.5 million versus $3.0 million in the comparable period last year, primarily as a result of delays in project management revenues this year, and the relative comparison to strong results in the comparable period last year as professional services revenues were recognized from backlog.
Application-hosting services revenues were $517,000 compared with $872,000 in the comparable period last year. This reduction in revenue was primarily due to the loss of an application-services hosting customer who built its own locally-installed solution. Revenue from recently signed hosting customers will commence over the next few quarters and has not yet materially offset the loss of this customer.
Revenues for the first nine months were up 17% to $12.8 million, when compared with $10.9 million reported in the comparable period of last year. The operating loss was $1.2 million compared with an operating loss of $1.5 million in the comparable prior period. The net loss for the period was $1.2 million, or a $0.13 loss per basic and diluted common share, when compared with a net loss of $1.5 million, or a $0.16 loss per basic and diluted common share in the comparable prior period.
Near the end of the third quarter, the Company took action to cut expenses mindful of cash flow requirements related to the shift away from license software transactions to the increased volume, yet slower revenue ramp-up, of application-hosting services contracts. These actions are expected to reduce the Company’s cost structure by approximately $800,000 per quarter.
Total backlog at the end of the quarter increased to $22.8 million, primarily as a result of the large increase in application-hosting services contracts. The backlog for hosting services has grown from $2.4 million in April to approximately $12.9 million as of October 31, 2008.
Conference Call Information
The Company will conduct a conference call and webcast to discuss the results on Monday, December 15, at 4:30 p.m. ET.
Interested parties can access the call by dialing (877) 356-5706 or (706) 679-3820, or can listen via a live Internet web cast, which can be found at http://www.streamlinehealth.net. A replay of the call will be available by visiting http://www.streamlinehealth.net for 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 70446458, through December 18, 2008.
About Streamline Health
Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR) and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-

admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving.
For additional information please visit our website at http://www.streamlinehealth.net.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward-looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenues:
Systems sales	$1,343,112	$40,753	$2,938,131	$905,092
Services, maintenance and support	2,518,583	3,031,478	7,565,489	7,356,497
Application-hosting services	517,277	871,843	2,315,703	2,665,100

Total revenues	4,378,972	3,944,074	12,819,323	10,926,689

Operating expenses:
Cost of systems sales	950,340	443,167	2,622,485	1,806,789
Cost of services, maintenance and Support	1,053,661	1,101,417	3,252,252	3,088,605
Cost of application-hosting services	286,471	263,216	883,710	818,375
Selling, general and administrative	1,698,829	1,509,344	5,181,322	4,331,015
Product research and development	364,002	610,554	2,094,371	2,366,455

Total operating expenses	4,353,303	3,927,698	14,034,140	12,411,239

Operating profit (loss)	25,669	16,376	(1,214,817)	(1,484,550)
Other income expense:
Interest income	64	327	7,823	17,559
Interest expense	(7,658)	(4,472)	(8,543)	(23,848)
Other expense	—	—	—	(11,546)

Earnings (Loss) before taxes	18,075	12,231	(1,215,537)	(1,502,385)
Tax (provision) benefit	(3,500)	(9,000)	(13,500)	(9,000)

Net earnings (loss)	$14,575	$3,231	$(1,229,037)	$(1,511,385)

Basic net earnings (loss) per common share	$0.00	$0.00	$(0.13)	$(0.16)

Diluted net earnings (loss) per common share	$0.00	$0.00	$(0.13)	$(0.16)

Number of shares used in per common Share computation — basic	9,302,956	9,245,320	9,279,677	9,227,526

Number of shares used in per common Share computation — diluted	9,342,130	9,361,189	9,279,677	9,227,526

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Audited)
	October 31,	October 31,	January 31,
	2008	2007	2008
Assets
Current assets:
Cash	$1,340,394	$628,665	$2,189,010
Accounts receivable	3,093,000	1,759,878	2,932,852
Contract receivables	852,138	1,285,995	1,833,842
Allowance for doubtful accounts	(100,000)	(100,000)	(100,000)
Other	1,911,311	1,590,688	1,171,050

Total current assets	7,096,843	5,165,226	8,026,754

Property and equipment:
Computer equipment	2,643,847	2,228,439	2,235,104
Computer software	1,268,827	998,049	1,086,691
Office furniture, fixtures and equipment	737,344	806,341	731,346
Leasehold improvements	574,257	577,737	574,257

	5,224,275	4,610,566	4,627,398
Accumulated depreciation and amortization	(3,676,019)	(3,090,858)	(3,153,675)

	1,548,256	1,519,708	1,473,723
Contract receivables	321,500	181,381	—
Capitalized software development costs, net of accumulated Amortization of $8,201,235, $6,261,568 and $6,643,235 respectively	5,948,694	4,376,355	4,878,694
Other, primarily deferred tax asset	1,724,661	1,281,700	1,720,114

	$16,639,954	$12,524,370	$16,099,285

Liabilities, and stockholders’ equity

Current liabilities:
Bank line of credit	$2,000,000	$—	$—
Accounts payable	1,522,094	730,725	1,518,682
Accrued compensation	414,210	354,126	536,599
Accrued other expenses	524,531	459,361	521,210
Deferred revenues	4,955,593	3,483,620	5,183,333

Total current liabilities	9,416,428	5,027,832	7,759,824

Non-current portion of lease incentives	73,262	165,515	146,525

Stockholders’ equity:
Convertible redeemable preferred stock, $0.01 par value per share, 5,000,000 shares authorized	—	—	—
Common stock, $0.01 par value per share, 25,000,000 shares Authorized, 9,304,782 shares 9,245,320 shares and 9,260,320 shares issued, respectively	93,048	92,453	92,603
Capital in excess of par value	35,728,142	35,456,283	35,542,222
Accumulated (deficit)	(28,670,926)	(28,217,713)	(27,441,889)

Total stockholders’ equity	7,150,264	7,331,023	8,192,936

	$16,639,954	$12,524,370	$16,099,285

STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine Months
	2008	2007
Operating activities:
Net (loss)	$(1,229,037)	$(1,511,386)
Adjustments to reconcile net (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,080,345	1,648,445
Share-based compensation expense	118,922	83,553
Loss on sale of fixed assets	—	11,546

Changes in assets and liabilities:
Accounts, contract and installment receivables	500,056	1,066,381
Other assets	(740,261)	(420,258)
Accounts payable and accrued expenses	(115,657)	(21,404)
Deferred revenues	(227,740)	(210,048)

Net cash provided by (used for) operating activities	386,628	646,829

Investing activities:
Purchases of property and equipment	(596,877)	(596,205)
Proceeds on the sale of fixed assets	—	138,775
Capitalization of software development costs	(2,628,000)	(1,767,994)
Other	(77,810)	(49,134)

Net cash (used for) investing activities	(3,302,687)	(2,274,558)

Financing activities:
Net proceeds (payment) from line of credit	2,000,000	(1,000,000)
Payment of capitalized leases	—	(147,051)
Exercise of stock options and stock purchase plan	67,443	86,831

Net cash (used for) financing activities	2,067,443	(1,060,220)

Decrease in cash	(848,616)	(2,687,949)
Cash at beginning of year	2,189,010	3,316,614

Cash at end of period	$1,340,394	$628,665

Supplemental cash flow disclosures:
Interest paid	$3,958	$25,459

Income taxes paid	$8,740	$9,202

At October 31, 2008, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $22,843,684 compared with $17,691,139 and $15,315,390 at the end of the second and first quarter as follows:

	October 31, 2008	July 31, 2008	April 30, 2008
Streamline Health Software Licenses	$924,678	$1,980,874	$1,988,165
Custom Software	322,584	348,584	335,250
Hardware and Third Party Software	765,080	1,227,122	1,408,891
Professional Services	4,964,910	5,295,629	5,189,164
Application Hosting Services	12,895,837	4,604,815	2,355,997
Recurring Maintenance	2,970,595	4,234,115	4,037,923

TOTAL	$22,843,684	$17,691,139	$15,315,390